Exhibit i

August 18, 2004

Trend Trader Funds

8700 E. Northsight Boulevard

Suite 150

Scottsdale, Arizona  85260

RE:  Trend Trader Growth and Income Fund and Trend Trader Action Fund

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of a Registration Statement on Form N-1A (Registration Nos. 333-112722; 811-21508) (the “Registration Statement”) relating to the sale by you of an indefinite number of shares (the “Shares”) of beneficial interest, $.001 par value, of the Institutional and Investor Class shares of the Trend Trader Growth and Income Fund and the Investor Class shares of the Trend Trader Action Fund (each, a “Fund” and collectively, the “Funds”), each a series of Trend Trader Funds (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of each Fund included therein).

We have examined: (a) the Registration Statement (and the Prospectus of each Fund included therein); (b) the Trust’s Declaration of Trust, as amended to date, and By-Laws; (c) certain resolutions of the Trust’s Board of Trustees; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ GODFREY & KAHN, S.C.

GODFREY & KAHN, S.C.